FOR IMMEDIATE RELEASE                                    FOR MORE INFORMATION
November 1, 2007                                          Contact:  Mark Knox, re: N-986
                                                      630 388-2529
                                    Media Contact: Richard Caragol
                                                     630 388-2686

NICOR ANNOUNCES 2007 PRELIMINARY THIRD QUARTER EARNINGS AND AFFIRMS 2007 ANNUAL OUTLOOK

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported third-quarter 2007 preliminary net income, operating income and diluted earnings per common share of $14.5 million, $22.8 million and $.32, respectively. This compares to net income, operating income and diluted earnings per common share for the third quarter in 2006 of $17.6 million, $28.5 million and $.39, respectively.

Earnings for the 2007 third quarter, compared to 2006, reflect lower operating results in the company’s gas distribution and shipping businesses and lower corporate operating income, partially offset by higher operating results in the company’s other energy-related ventures.

For the nine months ended September 30, 2007, preliminary net income, operating income and diluted earnings per common share were $79.7 million, $129.3 million and $1.76, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2006 of $70.0 million, $111.5 million and $1.57, respectively.

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Both year-to-date periods were impacted by noteworthy items. 2007 results for the nine-month period included a first quarter reduction to the company’s previously established reserve for its mercury inspection and repair program, and mercury-related cost recoveries, which aggregated approximately $8 million pretax ($.11 per share after-tax). Absent the impact of these items, 2007 nine-month results would have been approximately $1.65 per share. 2006 results for the nine-month period included the effects of a first quarter pretax cost recovery associated with the company’s mercury inspection and repair program of $3.8 million ($.05 per share after-tax) and a second quarter charge associated with a United States Securities and Exchange Commission (SEC) inquiry of $10 million ($.22 per share and non-deductible for tax purposes). Absent the impact of these items, 2006 nine-month results would have been $1.74 per share.

Earnings for the 2007 nine-month period, compared to 2006, reflect the effects of the aforementioned mercury items and the absence of last year’s charge associated with the SEC inquiry. 2007 earnings for the nine-month period also reflect higher operating results in the company’s gas distribution business (before consideration of the mercury items) and other energy-related ventures, partially offset by lower operating results in the company’s shipping business and lower corporate income (before consideration of the 2006 charge associated with the SEC inquiry). The nine-month period comparisons were also impacted by higher average common shares outstanding in 2007 and the absence of certain income tax benefits recognized in 2006.

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“Overall, our third quarter and year-to-date consolidated results have been satisfactory, especially after consideration of the impact of an increase in bad debt costs at our gas distribution business,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “As a result, we have affirmed our previous guidance for expected 2007 results. Looking forward, we expect continued upward pressure on costs in that business given an ongoing challenging economic environment and gas costs which remain high by historical norms. As in the past, management is continuing its focus on managing controllable costs to mitigate the impact of these external factors.”

Details regarding third quarter and nine months ended September 30, 2007 financial results compared to 2006 follow:
•	For the 2007 third quarter, gas distribution operating income decreased to $3.6 million from $5.6 million in 2006. The quarter reflected:
-
The impact of higher operating and maintenance costs ($3.1 million) due to increased bad debt expense and costs associated with an investigation by the United States Environmental Protection Agency and Illinois Attorney General into the presence of polychlorinated biphenyls (PCBs) in the company’s gas distribution system, offset in part by decreased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities; and higher depreciation expense ($1.3 million).

-	Partially offsetting these negative factors was the impact of customer interest (approximately $2 million).

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•	For the nine months ended September 30, 2007 gas distribution operating income increased to $88.3 million from $80.2 million in 2006. The year-to-date period reflected:
-	The positive effect of higher mercury-related benefits compared to last year ($4.4 million).
-
The positive impact of increased natural gas deliveries due to colder weather compared to last year (approximately $12 million); and increased natural gas deliveries due to demand unrelated to weather (approximately $8 million).

-
Partially offsetting these positive factors were lower average distribution rates (approximately $7 million, including the negative impact of about $2 million attributable to the Illinois Commerce Commission’s (ICC) rate order rehearing decision that went into effect in April 2006); the impact of customer interest (approximately $3 million); higher operating and maintenance costs ($1.6 million) due to increased bad debt expense and costs associated with the aforementioned PCB matter, offset by decreased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities; and higher depreciation expense ($4.1 million).

•
For the 2007 third quarter, shipping operating income decreased to $8.7 million from $10.5 million in 2006 due to higher operating costs and decreased revenues resulting from lower average rates, partially offset by higher volumes shipped. For the nine months ended September 30, 2007, shipping operating income decreased to $26.9 million from $29.5 million in 2006 due to higher operating costs; offset in part by increased revenues (resulting from higher volumes shipped, partially offset by lower average rates). Increased operating costs for the 2007 third quarter and nine-month periods, compared to 2006, were due primarily to higher transportation-related costs attributable to higher volumes shipped and increased employee-related costs.

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•
For the 2007 third quarter, other energy ventures operating income increased to $10.5 million from $6.9 million in 2006 due primarily to improved operating results in the company’s wholesale natural gas marketing business. For the nine months ended September 30, 2007, other energy-related ventures operating income increased to $15.8 million compared to $0.7 million in 2006 due to higher operating results in the company’s wholesale natural gas marketing business and retail energy-related products and services businesses.

Improved 2007 third quarter and nine-month ended operating results, as compared to 2006, in the company’s wholesale natural gas marketing business reflected favorable costing of physical sales activity and improved results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses; partially offset by lower positive fair value adjustments related to derivative instruments used to hedge purchases and sales of natural gas inventory.

The company uses derivative instruments to economically hedge purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from these adjustments can be significant from period to period.

Improved 2007 nine-month ended operating results, as compared to 2006, in the company’s retail energy-related products and services businesses were due primarily to an increase in average customer contracts.

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•
Corporate 2007 third quarter results, compared to 2006, reflect the absence of an insurance recovery of $5.2 million pretax recognized in 2006 related to previously incurred legal expenses. Corporate operating results for the 2007 nine-month ended period, compared to 2006, reflect the absence of the previously discussed $10 million charge relating to the SEC inquiry (non-deductible for tax purposes); the aforementioned insurance recovery; and a less favorable weather-related impact associated with certain of the company’s retail utility-bill management products of $0.2 million pretax, compared to the favorable weather impact on such businesses in 2006 of $6.3 million pretax. Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

•
2007 third quarter and nine-month financial results, compared to 2006, reflect lower pretax equity investment income due primarily to the absence of a gain of $2.4 million pretax on a sale of an equity investment interest in 2006.

•
Effective January 2006, the company reorganized certain of its shipping and related operations. This reorganization allows the company to take advantage of certain provisions of the American Jobs Creation Act of 2004 that provide the opportunity for tax savings subsequent to the date of the reorganization. In connection with these activities, the full year 2006 reflected a net income tax benefit of $5.2 million from the elimination of certain deferred taxes, of which approximately $6 million was recorded in the first nine months of 2006. In 2006, the company incurred $4.7 million in income tax expense associated with these activities, approximately $3 million of which was recorded in the first nine months of 2006.

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2007 Earnings Outlook

The company also announced that its estimate for 2007 diluted earnings per common share is in the range of $2.76 to $2.96, including a positive impact of $.11 per share from the 2007 first quarter mercury-related reserve adjustment and cost recovery. Excluding the impact of these items, estimated diluted earnings per common share would be $2.65 to $2.85. These estimates remain unchanged from earlier guidance provided in the company’s earnings release on July 31, 2007 in connection with second quarter 2007 results. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2007 earnings, they are not currently estimable. The company's 2007 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its third quarter 2007 financial results and 2007 outlook. The conference call will be this morning, Thursday, November 1, 2007 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Thursday, November 15, 2007. To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 36709487. The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006

Operating revenues	$365.2	$351.1	$2,256.8	$2,121.8

Operating expenses
Gas distribution
Cost of gas	118.4	108.0	1,348.4	1,258.8
Operating and maintenance	59.7	56.6	201.5	199.9
Depreciation	41.4	40.1	124.4	120.3
Taxes, other than income taxes	17.0	17.0	126.1	123.2
Mercury-related recoveries, net	-	-	(8.0)	(3.6)
Property sale gains	(1.2)	(.6)	(2.0)	(3.2)
Shipping	88.8	87.8	266.7	258.6
Other energy ventures	26.8	27.1	143.2	134.4
Litigation charge	-	-	-	10.0
Other corporate expenses and eliminations	(8.5)	(13.4)	(72.8)	(88.1)
	342.4	322.6	2,127.5	2,010.3

Operating income	22.8	28.5	129.3	111.5
Interest expense, net of amounts capitalized	10.4	11.1	34.3	35.5
Equity investment income, net	2.4	5.4	4.4	9.2
Interest income	2.3	2.5	7.1	7.9
Other income, net	-	-	.2	.4

Income before income taxes	17.1	25.3	106.7	93.5

Income tax expense	2.6	7.7	27.0	23.5

Net income	$14.5	$17.6	$79.7	$70.0

Average shares of common stock outstanding
Basic	45.2	44.7	45.1	44.5
Diluted	45.3	44.8	45.2	44.6

Earnings per average share of common stock
Basic	$.32	$.39	$1.77	$1.57
Diluted	$.32	$.39	$1.76	$1.57

Nicor Inc.
PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006

Operating revenues
Gas distribution	$238.9	$226.7	$1,878.7	$1,775.6
Shipping	97.5	98.3	293.6	288.1
Other energy ventures	37.3	34.0	159.0	135.1
Corporate and eliminations	(8.5)	(7.9)	(74.5)	(77.0)
	$365.2	$351.1	$2,256.8	$2,121.8

Operating income (loss)
Gas distribution	$3.6	$5.6	$88.3	$80.2
Shipping	8.7	10.5	26.9	29.5
Other energy ventures	10.5	6.9	15.8	.7
Corporate and eliminations	-	5.5	(1.7)	1.1
	$22.8	$28.5	$129.3	$111.5

Net income	$14.5	$17.6	$79.7	$70.0

Average shares of common stock outstanding
Basic	45.2	44.7	45.1	44.5
Diluted	45.3	44.8	45.2	44.6

Earnings per average share of common stock
Basic	$.32	$.39	$1.77	$1.57
Diluted	$.32	$.39	$1.76	$1.57

Nicor Inc.		Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006
Operating revenues (millions)
Sales - Residential	$146.9	$136.8	$1,263.1	$1,207.5
Commercial	36.3	29.8	303.8	275.2
Industrial	2.3	2.7	32.3	31.9
	185.5	169.3	1,599.2	1,514.6
Transportation - Residential	6.4	6.1	26.0	21.9
Commercial	13.0	13.6	55.4	55.5
Industrial	10.7	11.6	30.9	31.1
Other	.6	.8	10.0	1.7
	30.7	32.1	122.3	110.2
Other revenues - Revenue taxes	12.8	12.9	114.0	111.5
Environmental cost recovery	.9	.8	8.0	7.2
Chicago Hub	3.4	8.1	13.1	13.9
Other	5.6	3.5	22.1	18.2
	22.7	25.3	157.2	150.8
	$238.9	$226.7	$1,878.7	$1,775.6
Deliveries (Bcf)
Sales - Residential	12.4	13.9	136.7	121.6
Commercial	3.5	3.2	33.6	27.9
Industrial	.2	.4	3.7	3.4
	16.1	17.5	174.0	152.9
Transportation - Residential	1.3	1.2	13.4	10.7
Commercial	9.2	9.0	58.0	54.7
Industrial	23.8	25.3	80.4	80.0
	34.3	35.5	151.8	145.4
	50.4	53.0	325.8	298.3

Degree days	45	84	3,699	3,301
Warmer than normal
Degree days	(25)	14	(58)	(456)
Percent (1)	(36)	20	(2)	(12)

Average gas cost per Mcf sold	$7.25	$6.05	$7.65	$8.18

Customers at September 30 (thousands) (2)
Sales - Residential	1,787	1,785
Commercial	124	121
Industrial	7	7
	1,918	1,913
Transportation - Residential	176	161
Commercial	54	57
Industrial	6	5
	236	223
	2,154	2,136

(1) Normal weather for Nicor Gas' service territory, for the purposes of this report, is considered to be 5,830 degree days per year.
(2) The company redefined the customer count methodology in April 2006 in conjunction with its new customer care and billing system.

Nicor Inc.		Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited	Three months ended		Nine months ended
	September 30		September 30
	2007	2006	2007	2006

Operating revenues (millions)	$97.5	$98.3	$293.6	$288.1

Operating income (millions)	$8.7	$10.5	$26.9	$29.5

Twenty-foot equivalent units (TEUs)
shipped (thousands)	50.9	50.0	152.2	147.3

Revenue per TEU	$1,915	$1,965	$1,929	$1,956

Ports served	26	27

Vessels operated	19	18